Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-112586, No. 333-117974, No. 333-127852 and No. 333-135126 on Form S-8, and Registration Statement No. 333-129993 on Form S-3 of The Providence Service Corporation of our reports dated March 15, 2007 relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting which appear in this Annual Report on Form 10-K of The Providence Services Corporation for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

March 15, 2007